SUB-ITEM 77I: Terms of new or amended securities

Describe any material change which has occurred in the investment policy of the registrant with respect to each of the following matters that has not been approved by shareholders.

(a)	Not applicable.

(b)	If the registrant has issued a new class of securities, furnish a description of the class called for by the applicable registration statement item.

Effective September 25, 2017, the Registrant amended the 12b-1 fee for Class A shares.  Effective September 25, 2017, the Class A shares carry a 12b-1 fee of 0.30%. The Registrant's amended and restated 12b-1 plan and amendment thererto are included in this filing as Exhibits exqid1 and exq1d2.

Also, effective September 25, 2017, the Registrant issued a new share class (Class I).  The Class I shares do not carry a 12b-1 fee. The amendment to the Registrant's 12b-1 plan is included in this filing as Exhibit exq1d2.  Effective September 25, 2017, the Registrant also adopted a multi-class plan pursuant to Rule 18f-3 under the 1940 Act, which is included in this filing as Exhibit exq1d3.